Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Announces First Quarter 2026 Financial Results

Company on Track for Revenue Growth in Quarters to Come

Norton, Massachusetts – May 4, 2026 – CPS Technologies Corporation (NASDAQ:CPSH) (“CPS” or the “Company”) today announced financial results for the fiscal first quarter ended March 28, 2026.

First Quarter Summary

●	Revenue of $7.0 million, versus $7.5 million in the prior-year period, reflecting order timing; continued revenue growth is expected in future quarters.

●	Gross margin of 8.6 percent versus 16.4 percent in the first quarter of 2025.

●	Operating loss of $(0.5) million for the quarter compared to an operating profit of $0.1 million in the prior-year period.

●	The Company remains on track for its planned move to a larger, improved operating facility later in 2026, and detailed planning with the support of a general contractor is underway.

●

CPS, after quarter end, booked a $4 million order for hermetic packaging, with shipments beginning in Q2; in addition, the Navy SBIR office recently executed its option to extend the Company’s Phase I program related to Amphibious Combat Vehicles (ACV).

●	The Company announced that a new Chief Financial Officer, Chris Fraser, joined the Company today, May 4th. He is expected to transition into the CFO role effective May 18th.

“Although the first quarter played out with lower revenue and gross margins,” said Brian Mackey, President and CEO, “we continue to book new business and remain committed to implementing the changes necessary to improve gross margins. Regarding our planned move to a larger, more advanced manufacturing complex, we are now finalizing our assessment of candidate facilities including the detailed functional requirements to support our manufacturing operations, which will enable us to share specifics about our transition plans soon. As part of our preparations, we have significantly increased our inventory levels to minimize the impact of our upcoming move on our customers and on our revenue. In addition, while margins were negatively impacted this quarter primarily due to the impact of lower revenue on fixed costs and cost accounting related to the inventory build, expected revenue growth and eventual inventory reduction should positively impact margins in the future.”

Recently, CPS was notified that Navy will exercise its 6-month, $100,000 option to extend the Company’s Phase I SBIR effort to reduce the weight of the Amphibious Combat Vehicle. Mackey continued, “The Navy’s funding decision provides continued affirmation of our technical success, and this funded research win is coupled nicely with the continued strength of our commercial bookings, as evidenced by the $4 million hermetic packaging order. With a new CFO now being onboarded and an expanding number of opportunities on the horizon, we remain well positioned to build a solid year of performance going forward.”

Results of Operations

CPS reported revenue of $7.0 million for the first quarter of fiscal 2026 versus $7.5 million in the prior-year period, primarily reflecting order timing. Gross profit was $0.6 million, or 8.6 percent of revenue, versus $1.2 million, or 16.4 percent of revenue, in the fiscal 2025 first quarter, with the year-over-year decrease due to several factors including the impact of lower revenue on fixed costs as well as cost accounting related to adding over $1.5 million to inventory.

Operating loss was $(0.5) million in the fiscal 2026 first quarter compared with an operating profit of $0.1 million in the prior-year period; SG&A expenses were roughly flat year-over-year, approximately $1.1 million in both fiscal 2026 and 2025. Reported net loss for the quarter was $(0.3) million, or $(0.02) per diluted share, versus a net profit of $0.1 million, or $0.01 per diluted share, in the quarter ended March 29, 2025.

Conference Call

The Company will be hosting its first quarter 2026 earnings call tomorrow, May 5, 2026, at 9:00 a.m. Eastern. Those interested in participating in the conference call should dial the following:

Call in Number: 1-844-943-2942

Participant Passcode: 545169

The Company encourages those who wish to participate to call in 10 minutes before the scheduled start time to ensure the operator can connect all participants.

About CPS

CPS is an advanced materials company that designs, manufactures, and sells high-performance material solutions to global customers in transportation, energy, automotive, electronics, telecommunications, aerospace, and defense. The company specializes in proprietary metal matrix composites (MMCs), combining metals and ceramics to deliver superior strength, thermal management, and reliability for demanding applications such as high-speed rail, HVDC systems, mass transit, electric vehicles, internet equipment, and electrical infrastructure. CPS also produces hermetic packaging for high-reliability power and communications modules, supporting avionics, GPS, microprocessors, and specialized integrated circuits. Additionally, its lightweight HybridTech Armor® provides high strength-to-weight protection. CPS focuses on innovation, quality, and diversified high-growth markets to drive sustained, profitable growth. The Company’s Vision is ”to pioneer the next generation of high-performance materials and solve the world’s toughest engineering challenges.”

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2026 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com

CPS TECHNOLOGIES CORPORATION Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	March 28, 2026	March 29, 2025

Product sales	$7,028,748	$7,505,921

Cost of product sales	6,421,870	6,274,920

Gross profit	606,878	1,231,001
Selling, general, and administrative expenses	1,129,512	1,101,350

Operating income (loss)	(522,634)	129,651
Other income, net	146,205	50,476

Income (loss) before income taxes	(376,429)	180,127
Income tax provision (benefit)	(82,250)	84,165

Net income (loss)	$(294,179)	$95,962
Other comprehensive income
Net unrealized gains (losses) on available for sale securities	(4,757)	2,037
Reclassification adjustment for gains included in net income	-	(16,237)
Total other comprehensive income	(4,757)	(14,200)
Comprehensive income (loss)	(298,936)	81,762

Net income (loss) per basic common share	$(0.02)	$0.01

Weighted average number of basic common shares outstanding	17,997,088	14,525,960

Net income (loss) per diluted common share	$(0.02)	$0.01

Weighted average number of diluted common shares outstanding	17,997,088	14,543,911

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	March 28, 2026	December 27, 2025
ASSETS

Current assets:
Cash and cash equivalents	$5,724,339	$4,466,198
Marketable securities, at fair value	6,797,952	8,769,363
Accounts receivable-trade	3,779,089	5,235,307
Accounts receivable-other	201,013	380,948
Inventories, net	7,143,727	5,598,407
Prepaid expenses and other current assets	331,411	299,829
Total current assets	23,977,531	24,750,052
Property and equipment:
Production equipment	10,528,733	10,647,170
Furniture and office equipment	910,310	910,310
Leasehold improvements	997,830	997,830
Total cost	12,436,913	12,555,310
Accumulated depreciation and amortization	(10,801,044)	(10,877,927)
Construction in progress	828,107	459,671
Net property and equipment	2,463,976	2,137,054
Net intangible assets	20,794	21,778
Right-of-use lease asset	300,000	336,000
Deferred taxes, net	2,349,560	2,266,854
Total Assets	$29,111,861	29,511,738

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	3,337,589	3,363,233
Accrued expenses	577,219	907,910
Deferred revenue	450,579	238,044
Lease liability, current portion	163,000	162,000

Total current liabilities	4,528,387	4,671,187

Deferred revenue – long term	31,277	31,277
Long term lease liability	137,000	174,000

Total liabilities	4,696,664	4,876,464
Commitments & Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 18,151,767 and 18,132,767 shares; outstanding 18,006,963 and 17,988,634 shares at each March 28, 2026 and December 27, 2025	181,510	181,320
Preferred stock, no shares issued or outstanding	–	–
Additional paid-in capital	50,377,081	50,295,019
Accumulated other comprehensive income	(4,618)	139
Accumulated deficit	(25,764,070)	(25,469,891)
Less cost of 144,804 and 144,133 common shares repurchased at each March 28, 2026 and December 27, 2025	(374,706)	(371,313)

Total stockholders’ equity	24,415,197	24,635,274

Total liabilities and stockholders’ equity	$29,111,861	$29,511,738